As filed with the Securities and Exchange Commission
on September 29, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
The Securities Act of 1933

USA TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	7359	23-2679963
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

USA TECHNOLOGIES, INC. 2014 STOCK OPTION INCENTIVE PLAN
(full title of the plan)

Stephen P. Herbert
Chief Executive Officer
USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(610) 989-0340
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Douglas M. Lurio, Esquire
Lurio & Associates, P.C.
2005 Market Street, Suite 3120
Philadelphia, PA 19103
(215) 665-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Offered	Amount to be Registered(4)	Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Proposed Amount of Registration Fee

Common Stock (1)	301,112	$1.87	$563,079	$73

Common Stock (2)	120,000	$2.05	$246,000	$32

Common Stock (3)	328,888	$1.80	$591,998	$76

Total	750,000		$1,401,077	$181

(1)
Represents the number of shares of Common Stock issuable upon the exercise of stock options to be granted under the Company's 2014 Stock Option Incentive Plan (the "Plan"). Pursuant to Rule 457(c), and solely for purposes of calculating the registration fee, the aggregate offering price and registration fee have been calculated at the average of the high and low prices reported in the consolidated reporting system as of a specified date within 5 business days prior to the date of the filing of this registration statement.

(2)
Represents the number of shares of Common Stock issuable upon the exercise of stock options granted to non-employee directors of the Company under the Plan during June 2014. Pursuant to Rule 457(h)(1), the aggregate offering price and registration fee have been calculated based upon the price at which the stock options may be exercised.

(3)
Represents the number of shares of Common Stock issuable upon the exercise of stock options granted to the executive officers of the Company under the Plan during August 2014. Pursuant to Rule 457(h)(1), the aggregate offering price and registration fee have been calculated based upon the price at which the stock options may be exercised.

(4)
Pursuant to Rule 416(a), this registration statement also includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other similar change in our capital structure.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement, but will be delivered to the eligible employees, directors and consultants, in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement, but will be delivered to the eligible employees, directors and consultants, in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference the following documents which have previously been filed with the Commission under the Securities Exchange Act of 1934 (other than information in a report on Form 8-K that is "furnished" and not "filed" pursuant to Form 8-K, and, except as may be noted in any Form 8-K, exhibits filed on such form that are related to such information):

i.	our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed on September 29, 2014; and
ii.
the description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A (No. 001-33365), filed on March 15, 2007 pursuant to Section 12(b) of the Securities Exchange Act of 1934.

In addition, all documents filed hereafter with the Commission by the Registrant pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective  amendment to this  Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (in each case, other than information in such documents that is deemed not to be filed).

Item 4.	Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

Douglas M. Lurio, Esquire, is Secretary of the Registrant and is the beneficial owner of 189,070 shares of the Registrant's Common Stock. Mr. Lurio is also the President of Lurio & Associates, P.C., the law firm that is issuing an opinion on the legality of the Registrant's Common Stock offered hereby.

Item 6.	Indemnification of Directors and Officers

Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. Our By-laws substantively provide that we will indemnify our officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law. Our By-laws eliminate the personal liability of the directors to the fullest extent permitted by Section 1713 of the BCL.

In addition, the Company has entered into separate indemnification agreements with its Directors and officers which require the Company to indemnify each of such officers and directors to the fullest extent permitted by the law of the Commonwealth of Pennsylvania against certain liabilities which may arise by reason of their status as directors and officers. The indemnification agreements also provide that the Company must advance all expenses incurred by the indemnified person in connection with any proceeding, provided the indemnified person undertakes to repay the advanced amounts if it is determined ultimately that the indemnified person is not entitled to be indemnified.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on September 29, 2014.

USA TECHNOLOGIES, INC.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been duly signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Stephen P. Herbert	Chairman of the Board of Directors	September 29, 2014
Stephen P. Herbert	and Chief Executive Officer
(Principal Executive Officer)

/s/ David M. DeMedio	Chief Financial Officer (Principal	September 29, 2014
David M. DeMedio	Accounting Officer)

/s/ Deborah G. Arnold	Director	September 29, 2014
Deborah G. Arnold

/s/ Steven D. Barnhart	Director	September 29, 2014
Steven D. Barnhart

/s/ Joel Brooks	Director	September 29, 2014
Joel Brooks

Director
Albin F. Moschner

/s/ William J. Reilly, Jr.	Director	September 29, 2014
William J. Reilly, Jr.

/s/ William J. Schoch	Director	September 29, 2014
William J. Schoch

EXHIBIT INDEX

Exhibit No.	Description
5.1**	Opinion of Lurio & Associates, P.C.
10.1	USA Technologies, Inc. 2014 Stock Option Incentive Plan (Incorporated by reference to Appendix A to the Company's Definitive Proxy Statement on Form DEF 14A filed on May 15, 2014)
23.1**	Consent of McGladrey LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Counsel (included in Exhibit 5.1)

** Filed herewith.